UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2012

Dynacq Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-21574	76-0375477
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4301 Vista Road Pasadena, Texas	77504
(Address of principal executive offices)	(Zip Code)

(713) 378-2000

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the Definitive Information Statement (the “Information Statement”) of Dynacq Healthcare, Inc. (the “Company”) filed with the Securities and Exchange Commission on October 9, 2012, stockholders holding at least two-thirds of the voting power of the issued and outstanding shares of the common stock of the Company approved the removal of Ping S. Chu, James G. Gerace and Stephen L. Huber from their positions as members of the Board of Directors of the Company (the “Board”), effective as of October 30, 2012.

On October 24, 2012, James G. Gerace sent a letter of resignation to the chief executive officer of the Company, which letter was dated October 19, 2012, stating that Mr. Gerace is resigning from the Board effective immediately. Mr. Gerace served as the chairman of the audit committee of the Board and as a member of the Board’s compensation committee. In the letter of resignation, Mr. Gerace alleged certain failures of the chief executive officer of the Company as being among his reasons for resigning. The Company disagrees with the allegations set forth in the letter of resignation. As required by Item 5.02 of Form 8-K, we are filing Mr. Gerace’s resignation letter with this current report on Form 8-K as Exhibit 17.1 (this “Current Report”).

On October 30, 2012, the Company provided a copy of the disclosures made in Item 5.02 of this Current Report to Mr. Gerace. Mr. Gerace has the opportunity to furnish to the Company, as promptly as possible, a letter addressed to the Company stating whether or not he agrees with the statements made by the Company in response to Item 5.02 of this Current Report, and if not, stating the respects in which he does not agree.

Also on October 30, 2012, the stockholder approval described in the Information Statement became effective and Ping S. Chu and Stephen L. Huber were removed from their positions as members of the Board. At the time of their removal, Messrs. Chu and Huber served as members of the Board’s audit committee and compensation committee.

Item 9.01—Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

17.1	Resignation letter of James G. Gerace sent October 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynacq Healthcare, Inc.

Date: October 30, 2012	By:	/s/ Eric K. Chan
Eric K. Chan Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

17.1	Resignation letter of James G. Gerace sent October 24, 2012